Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Amendment No. 1 to Registration Statement on Form S-3 (File No. 333-231035) of our report dated April 1, 2019, related to the consolidated financial statements of AzurRx BioPharma, Inc. as of December 31, 2018 and 2017 and for the years then ended, which appears in the Annual Report on Form 10-K of AzurRx BioPharma, Inc. for the year ended December 31, 2018. The report for AzurRx BioPharma, Inc. includes an explanatory paragraph about the existence of substantial doubt concerning its ability to continue as a going concern. We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ Mazars USA LLP
New York, New York
June 4, 2019